Exhibit (k)(1)

ADMINISTRATION AGREEMENT

THIS AGREEMENT dated as of                      , 2004 (this “Agreement”), by and between NGP Capital Resources Company, a Maryland corporation (the “Company”), and NGP Administration, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Company is a newly organized closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940 (the “Investment Company Act”) and in the business making investments in securities issued in private placements, primarily in connection with structured finance investments consisting of a subordinate debt instrument or a combination of senior and subordinate debt instruments with some equity component;

WHEREAS, the Administrator is engaged in the business of providing administrative services with respect to companies participating in structured finance transactions and making temporary short-term investments; and

WHEREAS, the Company deems it advisable to retain the Administrator to furnish certain administrative services to the Company, and the Administrator wishes to be retained to provide such services, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Administrator hereby agree as follows:

SECTION 1

DUTIES OF THE ADMINISTRATOR

1.1 Engagement of Administrator. Commencing on the date hereof, the Company engages and retains the Administrator to act as administrator of the Company, and to provide, or arrange for suitable third parties to provide, the administrative services, personnel, and facilities described below, subject to supervision of the Board of Directors of the Company (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such engagement and agrees during such period to provide, or arrange for suitable third parties to provide, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

1.2 Services. Except to the extent that the provision of any such service is allocated to NGP Investment Advisor, LP (the “Adviser”), pursuant to the Investment Advisory Agreement dated                      , 2004 (the “Advisory Agreement”), between the Company and the Adviser, the Administrator shall provide (or oversee, or arrange for, suitable third parties to provide) all administrative services necessary for the operation of the Company and the conduct of its business. Such administrative services shall include, but not be limited to, the following:

(a)	providing the Company with such office space, equipment, facilities, and supplies; the services of such clerical, bookkeeping, record keeping, and other personnel of the Administrator; and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary, useful, or required for the reasonable conduct of the business of the Company;

(b)	on behalf of the Company, conducting relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, stockholders of the Company, and such other persons in any such other capacity as may be requested by the Company or may be reasonably necessary or desirable for the conduct of the business of the Company;

(c)	making reports to the Directors of the Company of its performance of obligations hereunder and furnishing advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain, or sell or any other investment advisory services to the Company;

(d)	being responsible for the financial and other books and records that the Company is required to maintain; preparing such accounting and other reports and documents as may be necessary or appropriate for the reasonable conduct of the business of the Company, and preparing reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”);

(e)	to the extent permitted under the Investment Company Act, providing on the Company’s behalf significant managerial assistance to those portfolio companies to which the Company is required to make available such assistance;

(f)	assisting the Company in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns, and the printing and dissemination of reports to stockholders of the Company, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others;

(g)	providing such other administrative services with respect to the business and affairs of the Company as the Administrator shall deem to be desirable or appropriate.

1.3 Legal Compliance; Workers’ Compensation Insurance. In performing its services under this Agreement, the Administrator shall comply with all applicable provisions of the Investment Company Act, federal law, and Texas laws, including all laws relating to the provision of services and employment laws. The Company shall not be considered to be an employer or co-employer of the employees of the Administrator for any purpose other than for purposes of the application of the Texas Workers’ Compensation Act. The services provided by the Administrator under this Agreement are not and are not intended to be “staff leasing services” as defined in Section 91.001 of the Texas Labor Code. The Administrator shall carry workers’ compensation insurance coverage for its employees and shall cause the Company to be named as an additional insured under such policy.

1.4 Sub-Administrators. The Administrator is authorized is to enter into one or more sub-administration agreements with other service providers (each a “Sub-Administrator”) pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub-administration agreement shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law and shall contain a provision requiring the Sub-Administrator to comply with Sections 2 as if it were the Administrator.

SECTION 2

RECORDS

1.1 Records. The Administrator agrees to maintain and keep all books, accounts, and other records of the Company that relate to activities performed by the Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts, and records in accordance with such Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

1.2. Compliance Program. The Administrator shall adopt and implement prior to October 5, 2004, written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the Investment Company Act) by the Administrator. The Administrator shall provide the Company, at such times as the Company may reasonably request, with a copy of such policies and procedures and a written report that addresses the operation of the policies and procedures; such report shall be of sufficient scope and sufficient detail, as may reasonably be required to comply with Rule 38a-1 and to provide reasonable assurance that any weaknesses in the design or implementation of the policies and procedures would be disclosed by such examination, and, if there are no such weaknesses, the report shall so state.

SECTION 3

CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process, or otherwise by applicable law or regulation.

SECTION 4

COMPENSATION; ALLOCATION OF COSTS AND EXPENSES

In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder. The Company will bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Adviser pursuant to the Advisory Agreement. Costs and expenses to be borne by the Company include, but are not limited to, those relating to:

(a)	accounting, legal, printing, clerical, filing, and other organization and offering expenses incurred in connection with the organization of the Company and the initial offering of its shares of its common stock (the “Offering”);

(b)	expenses with respect to acquisition and disposition of investments, including all costs and fees incident to the identification, selection, and investigation of prospective Company investments, including associated due diligence expenses such as travel expenses and professional fees:

(c)	brokerage and commission expense and other transaction costs incident to the acquisition and dispositions of investments;

(d)	federal, state, and local taxes and fees, including transfer taxes and filing fees, incurred by or levied upon the Company;

(e)	interest charges and other fees in connection with borrowings by the Company;

(f)	fees and expenses payable to the SEC and any fees and expenses of state securities regulatory authorities;

(g)	expenses of preparing, printing, filing, and distributing reports and notices to stockholders and regulatory bodies including the SEC;

(h)	costs of proxy solicitation and meetings of stockholders and the Board;

(i)	charges and expenses of the Company’s custodian, administrator, and transfer and dividend disbursing agent;

(j)	compensation and expenses of the Company’s directors who are not interested persons of the Company or the Adviser, and of any of the Company’s officers who are not interested persons of the Adviser; expenses of all directors in attending meetings of the Board or stockholders;

(k)	all costs of registration and listing of the Company’s shares on any securities exchange;

(l)	legal and auditing fees and expenses, including expenses incident to the documentation for, and consummation of, transactions;

(m)	costs of certificates representing the shares of the Company’s common stock;

(n)	costs and expenses of administration, including rent, technology systems, printing, mailing, long distance telephone, copying, secretarial and other staff, stationery, and supplies;

(o)	the costs of membership by the Company or its directors or executive officers in any trade organizations;

(p)	expenses associated with litigation and other extraordinary or non-recurring expenses;

(q)	any insurance premiums (including fidelity bond and directors and officers errors and omission liability insurance premiums);

(r)	expenses of offering the Company’s common stock and other securities including registering securities under federal and state securities laws;

(s)	costs of calculating the Company’s net asset value including the costs of third party evaluations or appraisals of the Company (or its assets) or its investments;

(t)	the costs of providing significant managerial assistance offered to and accepted by the recipient of Company investments;

(u)	fees and expenses (including expenses incurred by the Adviser) payable to third parties, including agents, consultants, or other advisors in monitoring the financial and legal affairs of the Company and the Company’s investments; and

(v)	investment advisory and management fees;

(w)	administration fees, if any, payable under this Agreement;

(x)	all other costs and expenses directly allocable and identifiable to the Company or its business or investments; and

(y)	all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments under this Administration Agreement based upon the Company’s allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under this Administration Agreement, including rent and the allocable portion of the cost of the Company’s chief compliance officer and chief financial officer and their respective staffs.

SECTION 5

LIMITATION OF LIABILITY OF THE ADMINISTRATOR

The Administrator (and its members and the Administrator’s and its members’ officers, managers, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation its sole member, and the Adviser (collectively, “Affiliates”)) shall not be liable to the Company, or its stockholders, for any error of judgment, mistake of law, or any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company.

SECTION 6

INDEMNIFICATION

6.1 Indemnification of the Administrator. The Company shall indemnify, defend, and protect the Administrator (and its members and the Administrator’s and its members’ officers, managers, agents, employees, committee members, controlling persons, members, and any other person or entity affiliated with the Administrator or any of the foregoing, including without limitation the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened, or completed action, suit, investigation, or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company. Notwithstanding the preceding sentence, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder). The satisfaction of any indemnification and any holding harmless hereunder shall be from and limited to assets of the Company. Notwithstanding the foregoing, absent a court determination that the person seeking indemnification was not liable by reason of “disabling conduct” within the meaning of Section 17(h) of the Investment Company Act, the decision by the Company to indemnify such person shall be based upon the reasonable determination, based upon a review of the facts, that such person was not liable by reason of such disabling conduct, by (a) the vote of a majority of a quorum of directors of the Company who are neither “interested persons” of the Company as defined in Section 2(a)(19) of the Investment Company Act nor parties to such action, suit, or proceeding or (b) an independent legal counsel in a written opinion.

Expenses incurred by the Administrator in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding as authorized by the Board of Directors of the Company in the specific case upon receipt of an undertaking by or on behalf of the Administrator to repay such amount unless it shall ultimately be determined that the Administrator is entitled to be indemnified by the Company as authorized in this Section 6, provided that at least one of the following conditions precedent has occurred in the specific case: (a) the Administrator has provided security for its undertaking; (b) the Company is insured against losses arising by reason of any lawful advances; or (c) a majority of a quorum of the disinterested non-party directors of the Company or an independent legal counsel in a written opinion, shall determine, based upon a review of the readily available facts, that there is reason to believe that the Administrator ultimately will be found entitled to indemnification. The advancement and indemnification provisions in this Section 6 shall apply to all threatened, pending, and completed actions, suits, or proceedings in which the Administrator is a party or is threatened to be made a party during the term of this Agreement, including those actions, suits, or proceedings that were threatened, filed, or otherwise initiated prior to the effective date of this provision.

For purposes of this Section 6, any provision hereof applicable to the Administrator shall also be applicable to any person serving as a director, officer, employee, agent, or affiliate of the Administrator if such person is made a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding in such capacity. The indemnification and advancement provisions of this Section 6 shall be independent of and in addition to any indemnification and advancement provisions that may apply to any director, officer, employee, agent, or affiliate of the Administrator because of any other position that such person may hold with the Company.

6.2 Indemnification of the Company. Notwithstanding Section 6.1, the Administrator shall indemnify, defend, and protect the Company (and its directors, officers, managers, agents, employees, controlling persons, shareholders, and any other person or entity affiliated with the Company, each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by any of them in or by reason of any pending, threatened, or completed action, suit, investigation, or other proceeding arising out of or otherwise based upon claims asserted against the Company or such persons by employees of the Administrator related to their employment by the Administrator including without limitation claims with respect to any work-related injury or employment discrimination.

SECTION 7

ACTIVITIES OF THE ADMINISTRATOR

The obligations of the Administrator to the Company and the services furnished by the Administrator to the Company hereunder are not exclusive. The Administrator and its Affiliates may (a) provide the same or similar services to others (including others whose business may be in direct or indirect competition with the business of the Company), work for other contractors, or send helpers to work for other contractors, during the term of this Agreement and (b) hire as many helpers as the Administrator desires and determine what each helper is paid. It is contemplated that from time to time one or more Affiliates of the Administrator may serve as directors, officers, or employees of the Company or otherwise have an interest or affiliation with the Company or have the same or similar relationships with competitors of the Company. Nothing in this Agreement shall limit or restrict the right of any manager, officer, agent, or employee of the Administrator or its Affiliates, who may also be a manager, officer, agent, or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or dissimilar nature. Neither the Administrator nor any of its Affiliates shall in any manner be liable to the Company by reason of the foregoing activities of the Administrator or such Affiliate.

SECTION 8

DURATION AND TERMINATION OF THE AGREEMENT

This Agreement shall become effective as of the date hereof, and shall remain in force with respect to the Company for two years thereafter, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (a) the Board of Directors of the Company and (b) a majority of those Directors who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any such party.

This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Directors of the Company, or by the Administrator, upon 60 days’ written notice to the other party. This Agreement may not be assigned by a party without the consent of the other party. This agreement will automatically terminate in the event of its “assignment” (as such term is defined in Section 15(a)(4) of the Investment Company Act.

SECTION 9

GENERAL PROVISIONS

10.1 Governing Law. This Agreement shall be construed in accordance with laws of the State of Texas and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of Texas, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control.

10.2 Entire Agreement. This Agreement contains the entire agreement of the parties and supercedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. In the case of any conflicts between the provisions of this Agreement and the Advisory Agreement, the provisions of the Advisory Agreement shall govern.

10.3 Amendment. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

10.4 Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

NGP CAPITAL RESOURCES COMPANY

By:
Name:
Title:

NGP ADMINISTRATION, LLC

By:
Name:
Title: